For Immediate Release

Contact:     Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001
Owens Realty Mortgage, Inc. Reports Third Quarter 2016 Financial Results

WALNUT CREEK, CA. – November 8, 2016 – Owens Realty Mortgage, Inc. (the "Company") (NYSE MKT: ORM) today reported financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Financial Highlights
•	Net income attributable to common stockholders of $15,732,661, or $1.54 per diluted share of common stock
•	Book value attributable to common stockholders of $21.28 per share of common stock at September 30, 2016 as compared to $19.03 per common share at December 31, 2015
•	Declared quarterly dividends of $0.08 per diluted share of common stock
•	FFO of $689,152, or $0.07 per diluted share of common stock and AFFO of $463,166 (see Non-GAAP Financial Measures)

Third Quarter 2016 Operational Highlights
•
Originated three new loans in the quarter totaling $2,655,000 (note amount), extended the maturity dates of two loans with principal balances totaling $2,485,000 and received full or partial payoffs on eight loans totaling $13,687,000

•
Sold four real estate properties for aggregate net proceeds of $79,256,000 (or $38,441,000 after repayment of debt and distribution to non-controlling interest) resulting in gain on sales of real estate totaling $20,195,000 (or $16,479,000 to the Company after $3,716,000 gain attributable to non-controlling interest)

•	Average balance of performing loans for the three months ended September 30, 2016 as compared to the three months ended September 30, 2015 increased by approximately 45%
•
In August 2016, Zalanta Resort at the Village, LLC and Zalanta Resort at the Village – Phase II, LLC (wholly owned subsidiaries of the Company) entered into a construction loan agreement with Western Alliance Bank that provides up to $31,000,000 to finance the construction of the new mixed-use retail and residential condominium building located in South Lake Tahoe, California

•
In September 2016, the Company entered into a purchase agreement to sell certain of the Tahoe Stateline Venture land, land improvements and entitlements (other than the existing retail buildings and improvements and certain land related thereto). The net purchase price is $42.5 million, including $10 million net in cash at closing and a $32.5 million note from the buyer due on March 31, 2017. The closing is subject to a number of conditions described in the purchase agreement, including, among others, completion of satisfactory due diligence by the buyer and the approval of a tentative map that is acceptable to buyer and the Company.  Accordingly, there is no guarantee that the closing will occur. The book value of the TSV property being sold was approximately $28,908,000 as of September 30, 2016

"The completion of the sale of our Miami property is significant. Not only did the sale generate a gain of $19,292,000 ($15,576,000 to the Company), it generated cash of $41,192,000 ($33,258,000 to the Company), allowed us to extinguish $32,881,000 in debt and added $1.52 per common share in book equity." said Bryan Draper, the Company's CEO. "Primarily as a result of the sale of this property, total real estate assets to total assets dropped from 54% as of June 30, 2016 to 44% as of September 30, 2016.  Development at our Zalanta project located in South Lake Tahoe, California continues, and we plan to complete construction of the 30 residential condominiums and retail space in the first part of 2017.  We recently returned a majority of the refundable reservation deposits to potential buyers, however, we have entered into contract on two of the units and expect sales activity to pick up as we near completion of the project. Although loan production in the quarter declined, we believe this was due to temporary liquidity tightening, and we are seeing much improved lending opportunities in the fourth quarter".

Summary of Third Quarter 2016 Financial Results
The Company reported net income attributable to common stockholders of $15,732,661, or $1.54 per basic and diluted share of common stock, for the quarter ended September 30, 2016 as compared to net income of $384,321, or $0.04 per basic and diluted share of common stock, for the quarter ended September 30, 2015. The increase was primarily a result of the following:

•
An increase in gain on sales of real estate of $20,195,000 during the three months ended September 30, 2016, as compared to 2015, due to the sales of four real estate properties during the three months ended September 30, 2016, resulting in gain on sales of real estate totaling $20,195,000 (or $16,479,000 net of $3,716,000 gain attributable to non-controlling interest). We sold no properties during the three months ended September 30, 2015.

•
An increase in interest income on loans of $884,000 during the three months ended September 30, 2016, as compared to 2015, due primarily to an increase in interest income from performing loans as the average balance of performing loans in the quarter ended September 30, 2016 increased approximately 45% as compared to the quarter ended September 30, 2015.

•
A decrease in depreciation and amortization expense of $221,000 during the three months ended September 30, 2016, as compared to 2015, primarily due to the discontinuation of depreciation on certain properties that were moved to Held for Sale during 2015 and 2016.

•
An increase in income tax benefit of $261,000 during the three months ended September 30, 2016, as compared to 2015, due to an adjustment in the expected timing of the property sales in the Zalanta taxable REIT subsidiary during the quarter, which increased the expected realization of state deferred tax assets.

The items that increased net income during the three months ended September 30, 2016 were partially offset by the following:

•
A decrease in rental and other income on real estate properties of $806,000 during the three months ended September 30, 2016, as compared to 2015, due primarily to the sale of four operating properties during 2015 and two in the beginning of 2016.

•
An increase in total management and service fees of $322,000 during the three months ended September 30, 2016, as compared to 2015, due to an increase in the average balance of loans in our portfolio of 57% for the three months ended September 30, 2016, as compared to 2015.

•
An increase in interest expense of $607,000 during the three months ended September 30, 2016, as compared to 2015, due to increased interest incurred on our lines of credit as the balances were higher during the three months ended September 30, 2016, due to an additional $3,830,000 advance taken on the Tahoe Stateline Venture loan during the third quarter of 2015 and due to the fact that interest incurred on the TOTB North loan could no longer be capitalized to the renovation project beginning in March 2016 as construction was completed.

•
An increase in impairment losses on real estate properties of $1,094,000 during the three months ended September 30, 2016, as compared to 2015, related to the Company signing an agreement to sell the medical office condominium property located in Gilbert, Arizona at a price that is less than the book value, resulting in an impairment loss of $1,094,000. We recorded no impairment losses during the three months ended September 30, 2015.

We believe, from period to period in the near term, there will be fluctuations in net income resulting from the lag time between the sale of our income-producing real estate assets and deployment of the proceeds into new loan investments.

Quarter End Loan Portfolio Summary
The following tables set forth certain information regarding the Company's loan portfolio at September 30, 2016 and December 31, 2015.

	September 30, 2016	December 31, 2015
By Property Type:
Commercial	$86,087,300	$76,800,297
Residential	20,744,027	24,675,867
Land	6,643,523	5,267,643
	$113,474,850	$106,743,807
By Position:
Senior loans	$110,665,462	$103,716,010
Junior loans	2,809,388	3,027,797
	$113,474,850	$106,743,807

The types of property securing the Company's commercial real estate loans are as follows:

	September 30, 2016	December 31, 2015
Commercial Real Estate Loans:
Apartment	$13,055,547	$13,094,806
Assisted care	1,303,547	947,645
Church	1,175,000	1,175,000
Golf course	1,145,000	1,145,000
Hotel	9,027,493	7,985,000
Industrial	4,376,477	3,483,318
Marina	3,500,000	3,500,000
Office	23,284,538	28,210,997
Restaurant	400,000	400,000
Retail	19,561,708	9,206,415
Storage	9,257,990	7,652,116
	$86,087,300	$76,800,297

Loans by geographic location:

	September 30, 2016	Portfolio	December 31, 2015	Portfolio
	Balance	Percentage	Balance	Percentage
Arizona	$8,796,627	7.75%	$10,103,722	9.47%
California	84,130,596	74.14%	82,406,162	77.20%
Hawaii	1,450,000	1.28%	1,450,000	1.36%
Michigan	7,377,493	6.50%	6,335,000	5.93%
Nevada	5,807,787	5.12%	6,298,923	5.90%
Oregon	—	—%	150,000	0.14%
Texas	5,912,347	5.21%	—	—%
	$113,474,850	100.00%	$106,743,807	100.00%

Quarter End Real Estate Property Portfolio

The following tables set forth certain information regarding the Company's real estate portfolio at September 30, 2016 and December 31, 2015.

Real Estate Held for Sale:

	September 30, 2016	December 31, 2015
Land (including land under development)	$67,135,384	$42,071,143
Residential	—	51,942,601
Office	4,494,465	4,716,487
Golf course	1,951,938	—
Industrial	—	1,460,935
	$73,581,787	$100,191,166

Real Estate Held for Investment:

	September 30, 2016	December 31, 2015
Retail	$16,962,247	$23,122,714
Land	4,234,131	8,112,676
Residential	2,417,550	6,673,540
Assisted care	5,672,065	5,402,376
Office	3,981,349	4,315,608
Marina	4,047,977	4,079,087
Golf course	—	1,941,245
	$37,315,319	$53,647,246

Conference Call
The Company will host a conference call to discuss the results on Wednesday, November 9, 2016, at 10:00 a.m. PT / 1:00 p.m. ET.

To participate in the call, please dial (877) 317-6016 (United States) or (412) 317-6016 (International) and request the Owens Realty Mortgage call. A live webcast of the call will also be available on the Company's website at www.owensmortgage.com.  Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately one hour after completion of the live event and will be accessible on the Company's website at www.owensmortgage.com for 30 days.  A dial-in replay of the call will also be available to those interested until December 9th.  To access the replay, dial (877) 344-7529 (United States) or (412) 317-0088 (International) and enter code: 10095453.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust ("REIT") that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company's website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage, Inc.'s plans, strategies, prospects, and anticipated events, including the maximum borrowings available under its credit facilities, anticipated construction progress and completion, potential leasing activities, and repositioning and possible sale of real estate assets, are based on current information, estimates, and projections; they are subject to, risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Selected Financial Data:

OWENS REALTY MORTGAGE, INC.
Consolidated Balance Sheets
(UNAUDITED)
	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$10,702,632	$1,255,842
Restricted cash	6,500,000	7,225,371
Loans, net of allowance for loan losses of $1,741,955 in 2016 and $1,842,446 in 2015	111,732,895	104,901,361
Interest and other receivables	2,117,376	1,764,918
Other assets, net of accumulated depreciation and amortization of $318,013 in 2016 and $275,277 in 2015	935,529	741,001
Deferred financing costs, net of accumulated amortization of $305,007 in 2016 and $323,325 in 2015	180,329	126,308
Deferred tax assets, net	7,629,683	—
Investment in limited liability company	2,187,146	2,141,032
Real estate held for sale	73,581,787	100,191,166
Real estate held for investment, net of accumulated depreciation of $2,870,054 in 2016 and $2,915,596 in 2015	37,315,319	53,647,246
Total assets	$252,882,696	$271,994,245
LIABILITIES AND EQUITY
LIABILITIES:
Dividends payable	$819,798	$2,133,455
Due to Manager	321,451	408,643
Accounts payable and accrued liabilities	4,918,575	3,359,294
Deferred gains on sales of real estate	209,662	209,662
Lines of credit payable	—	20,915,500
Notes and loans payable on real estate	28,474,266	45,458,844
Total liabilities	34,743,752	72,485,398
Commitments and Contingencies
EQUITY:
Stockholders' equity:
Preferred stock, $.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock, $.01 par value per share, 50,000,000 shares authorized, 11,198,119 shares issued, 10,247,477 shares outstanding at September 30, 2016 and December 31, 2015	111,981	111,981
Additional paid-in capital	182,437,522	182,437,522
Treasury stock, at cost – 950,642 shares at September 30, 2016 and December 31, 2015	(12,852,058)	(12,852,058)
Retained earnings	48,408,815	25,282,553
Total stockholders' equity	218,106,260	194,979,998
Non-controlling interests	32,684	4,528,849
Total equity	218,138,944	199,508,847
Total liabilities and equity	$252,882,696	$271,994,245

OWENS REALTY MORTGAGE, INC.
Consolidated Statements of Income
 (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Interest income on loans	$2,256,816	$1,372,739	$6,495,836	$6,697,476
Rental and other income from real estate properties	2,191,357	2,996,873	6,782,758	9,983,138
Income from investment in limited liability company	45,804	44,605	133,114	130,483
Total revenues	4,493,977	4,414,217	13,411,708	16,811,097
Expenses:
Management fees to Manager	808,247	513,292	2,398,911	1,410,293
Servicing fees to Manager	73,477	46,663	218,083	128,208
General and administrative expense	338,696	292,531	1,242,040	951,579
Rental and other expenses on real estate properties	2,045,722	2,070,680	5,885,029	6,420,490
Depreciation and amortization	305,105	526,178	958,025	1,712,136
Interest expense	960,861	354,163	2,649,616	1,413,109
Bad debt expense from uncollectible rent	—	150,402	—	150,537
(Recovery of) provision for loan losses	(38,966)	44,316	347,029	472,359
Impairment losses on real estate properties	1,094,071	—	3,204,221	1,256,434
Total expenses	5,587,213	3,998,225	16,902,954	13,915,145
Operating (loss) income	(1,093,236)	415,992	(3,491,246)	2,895,952
Gain on sales of real estate, net	20,195,367	—	25,034,182	15,031,299
Net income before income tax benefit	19,102,131	415,992	21,542,936	17,927,251
Income tax benefit	260,848	—	7,629,683	—
Net income	19,362,979	415,992	29,172,619	17,927,251
Less: Net income attributable to non-controlling interests	(3,630,318)	(31,671)	(3,586,963)	(2,630,434)
Net income attributable to common stockholders	$15,732,661	$384,321	$25,585,656	$15,296,817

Per common share data:
Basic and diluted earnings per common share	$1.54	$0.04	$2.50	$1.43
Basic and diluted weighted average number of common shares outstanding	10,247,477	10,538,735	10,247,477	10,690,736
Dividends declared per share of common stock	$0.08	$0.08	$0.24	$0.33

Non-GAAP Financial Measures

Funds from Operations and Adjusted Funds from Operations

We utilize supplemental non-GAAP measures of operating performance, including funds from operations ("FFO"), an industry-wide standard measure of REIT operating performance, and adjusted funds from operations ("AFFO"). We believe FFO and AFFO provide investors with additional information concerning our operating performance and a basis to compare our performance with those of other REITs. We determine FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), as net income attributable to common stockholders (computed in accordance with GAAP), excluding real estate-related depreciation and amortization, impairment losses on depreciable real estate, gains or losses on the sales of depreciable real estate, and after adjustments for unconsolidated ventures.

We calculate AFFO by adding or subtracting from FFO the impact of non-cash accounting items, as well as gains/losses on sales of other real estate. We adjust for these items to analyze our ability to produce cash flow from on-going operations, which we use to pay dividends to our shareholders. Non-cash adjustments to FFO include the following: provisions for (reversals of) loan losses; amortization of deferred financing costs; depreciation of other assets; impairment of other real estate; accretion of loan discount; gain on foreclosure of loans; and straight-line rental adjustments.

Our calculations of FFO and AFFO may not be comparable to similar measures reported by other REITs. These non‐GAAP financial measures should not be considered as alternatives to net income as a measure of our operating performance or to cash flows computed in accordance with GAAP as a measure of liquidity, nor are they indicative of cash flows from operating and financial activities.

We urge investors to carefully review the GAAP financial information included as part of the Annual Report, as well as in the Company's Quarterly Reports on Form 10-Q and quarterly earnings releases.

The following table reconciles FFO and AFFO to the comparable GAAP financial measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Funds from Operations
Net income attributable to common stockholders	$15,732,661	$384,321	$25,585,656	$15,296,817
Adjustments:
Depreciation and amortization of real estate	298,207	519,979	937,884	1,680,625
Depreciation allocated to noncontrolling interests	—	(26,566)	—	—
Impairment of depreciable real estate	1,094,071	—	1,094,071	(86,401)
Gain on sales of depreciable real estate, net	(20,105,692)	—	(24,944,507)	(13,715,734)
Gains on sale of depreciable real estate allocated to noncontrolling interest	3,715,709	—	3,715,709	2,479,268
Adjustments for unconsolidated ventures	(45,804)	(44,605)	(46,113)	(45,483)
FFO attributable to common stockholders	$689,152	$833,129	$6,342,700	$5,609,092
Basic and diluted FFO per common share	$0.07	$0.08	$0.62	$0.52

Adjusted Funds from Operations
FFO attributable to common stockholders	$689,152	$833,129	$6,342,700	$5,609,092
Adjustments:
Non-cash items:
(Recovery of) provision for loan losses	(38,966)	44,316	347,029	472,359
Amortization of deferred financing costs	168,856	96,749	413,612	266,862
Depreciation of other assets	6,898	6,199	20,141	31,511
Impairment of other real estate	—	—	2,110,150	1,256,434
Accretion of discount on loan to interest income	—	—	—	(536,818)
Straight-line rental adjustments	(12,251)	(23,140)	(53,332)	(22,383)
Deferred income tax benefit	(260,848)	—	(7,629,683)	—
Less:
Gain on sales of other real estate, net	(89,675)	—	(89,675)	(1,315,566)
AFFO attributable to common stockholders	$463,166	$957,253	$1,460,942	$5,761,491

Note: FFO for the three and nine months ended September 30, 2016 includes an income tax benefit in the amount of $260,848 and $7,629,683, respectively, which as previously described, is due to our decision to convert Zalanta into a taxable REIT subsidiary; a transaction we do not expect will be recurring. FFO for the nine months ended September 30, 2015 includes the one-time collection of past due interest related to one impaired loan that the Company foreclosed on during 2014 of approximately $1,723,000.

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